Exhibit 99.1

Genzyme Reports Financial Results for Fourth Quarter of 2009 and Full Year

Confirms Outlook for Growth in 2010

Provides Supply Updates for Cerezyme and Fabrazyme

CAMBRIDGE, Mass.--(BUSINESS WIRE)--February 17, 2010--Genzyme Corp. (NASDAQ: GENZ), a diversified, global biotechnology company, today announced fourth-quarter and full year 2009 financial results and provided 2010 guidance that reflects growth across its businesses and a focus on strengthening core areas of the company.

Fourth-quarter GAAP net income was $23.2 million, or $0.09 per diluted share, compared with $86.7 million, or $0.31 per diluted share, in the same period in 2008. Non-GAAP net income was $83.5 million, compared with $118.2 million in the fourth quarter of 2008. Non-GAAP earnings were $0.31 per diluted share, compared with $0.42 per diluted share in the prior fourth quarter. GAAP and non-GAAP figures include manufacturing write-offs and amortization, among other items. Non-GAAP net income excludes stock compensation expenses and costs associated with the acquisition of Bayer oncology products.

As previously announced, fourth-quarter revenue was $1.08 billion, compared with $1.17 billion in the same period in 2008. For the year, revenue was $4.52 billion compared with $4.61 billion in 2008. Excluding the Genetic Disease business, which was affected by the product supply interruption, fourth-quarter revenue grew 24 percent, compared with the same period in 2008, and full-year revenue grew 15 percent. This growth reflects progress across the corporation, including the successful launches of Synvisc-One® (hylan G-F 20) and Mozobil® (plerixafor injection), and the integration of the Bayer oncology products.

Individual product sales for the fourth quarter and the year were detailed in a January 12, 2010, press release coinciding with the company’s presentation at the JPMorgan Healthcare Conference.

“We are moving into a recovery period, regaining momentum and getting back to delivering sustainable growth this year,” said Henri A. Termeer, Genzyme’s chairman and chief executive officer. “As we work to smooth the resupply of Cerezyme and Fabrazyme, our diverse product portfolio is contributing meaningfully. At the same time, we are strengthening the company by making changes, bringing in new talent, and investing in existing businesses.”

2009 Results

GAAP net income in 2009 was $422.3 million, or $1.54 per diluted share, compared with $421.1 million, or $1.50 per diluted share, in 2008. Non-GAAP net income was $621.5 million, or $2.27 per diluted share, compared with $551.3 million, or $1.95 per diluted share, in 2008.

Genzyme generated approximately $1.2 billion in cash from operations in 2009, and utilized this cash to invest in its global infrastructure and repurchase shares. The company was able to continue to generate cash and maintain a solid balance sheet in 2009 despite the manufacturing challenges and resulting product supply interruption.

Genzyme recently adopted a new executive compensation program designed to better align the incentives of senior executives with shareholders’ interests. It includes cash flow return on invested capital among a set of corporate performance metrics to encourage the productive use of the cash the company is expected to generate over the coming years.

Financial Guidance for 2010

Genzyme expects that its non-GAAP earnings will accelerate as the year progresses. First-quarter earnings are expected to be flat with the fourth quarter of 2009 and fourth quarter 2010 earnings are expected to reach approximately $1.00 per diluted share.

Revenue and earnings are expected to accelerate in the second half of the year, depending on three factors: FDA approval of Lumizyme™ (alglucosidase alfa) by the June PDUFA date; the company’s ability to increase manufacturing productivity for Fabrazyme® (agalsidase beta); and its ability to maintain a substantial portion of the market for Cerezyme® (imiglucerase for injection).

In establishing its budget for 2010, Genzyme assumed a foreign exchange rate of $1.50 per Euro, the rate at the time the budget was finalized. At a theoretical rate of $1.40 per Euro, this represents an approximately $90 million risk on the revenue line, which is significantly mitigated on the profit after tax bottom line by the company’s geographic diversification. This impact, estimated at approximately $20 million, is reflected in the lower-end of the earnings guidance range.

This year Genzyme is focusing its investments in strengthening core areas and reducing risk. This includes investments to expand manufacturing capacity and create redundant capacity; improve information technology infrastructure; increase sales and marketing for key products to strengthen their market-leading positions; and advance promising, late-stage programs likely to result in the introduction of new products in the next few years.

Earnings

  Non-GAAP earnings in 2010 are expected to increase to $2.80 – $3.20 per diluted share. GAAP earnings are expected to reach $1.90 – $2.27 per diluted share. Projected GAAP and non-GAAP earnings include approximately $320 million in amortization, up from $266 million in 2009. Nearly all of the increase reflects payments due to Bayer for Fludara® (fludarabine phosphate), Leukine® (sargramostim), and Campath® (alemtuzumab) and to Wyeth for Synvisc® (hylan G-F 20) given the projected sales of these products.

Revenue

  Revenue is expected to reach $5.23 – $5.53 billion in 2010, compared with $4.52 billion in 2009. Revenue guidance for Genzyme’s business segments and key products is provided in the guidance table attached to this press release. Revenue growth will be driven by:
    The strong demand for Cerezyme;
    The continued global growth of Myozyme® (alglucosidase alfa) and the anticipated U.S. launch of Lumizyme;
    The ongoing U.S. launch of Synvisc-One, which is both gaining market share and expanding the market to include patients currently relying on traditional oral pain medications;
    And the growth of the Hematologic Oncology business, reflecting the inclusion of Thymoglobulin® (anti-thymocyte globulin, rabbit) in this segment, the integration of the Bayer oncology products, and the successful global launch of Mozobil.
  Fabrazyme revenue in 2010 is projected to be lower than 2009 given the low productivity of the manufacturing process since the re-start of production. Genzyme is implementing changes intended to increase productivity.

Gross Margin

  The non-GAAP gross margin for 2010 is expected to be approximately 71 – 73 percent of revenue, compared with 71 percent in 2009 due to manufacturing write-offs. The gross margin reflects continued investments in manufacturing and a shift in product mix.

Expenses

  Non-GAAP selling, general and administrative expenses are expected to be approximately $1.5 billion in 2010, compared with approximately $1.3 billion in 2009. SG&A spending this year includes: investments in the company’s genetic disease business intended to regain its competitive position and prepare for the U.S. introduction of Lumizyme; a broad-based marketing campaign designed to support the adoption of Synvisc-One; and the full-year expenses associated with the Bayer oncology products.
  Non-GAAP research and development spending is expected to be $945 – $960 million in 2010 compared with $804 million in 2009. Genzyme continues to make a significant investment in its pipeline to sustain its future growth, with a focus on key late-stage programs including alemtuzumab for multiple sclerosis and eliglustat tartrate for Gaucher disease.

Tax Rate

  Genzyme’s non-GAAP tax rate this year is expected to be 27 – 28 percent of profit before tax. The GAAP tax rate is expected to be 26 – 27 percent.

Capital Expenditures

  Capital expenditures are expected to total approximately $600 million this year, primarily for infrastructure improvements.

  Genzyme is making a significant investment in manufacturing capacity to support the growth of existing products and prepare for the launch of products in late-stage development. These include a new facility in Framingham, Mass., for Fabrazyme and Cerezyme; the expansion of the Geel, Belgium, facility to support the growth of Myozyme and Campath; and the expansion of the Waterford, Ireland, facility’s fill-finish capabilities.

Genetic Disease Business Updates

Genzyme has made progress over the past several months toward ensuring a sustainable supply of both Cerezyme and Fabrazyme, managing the urgent need to provide treatment with the need to improve manufacturing quality systems and perform preventative maintenance and upgrades at the Allston plant.

Cerezyme manufacturing is continuing with productivity levels above historical averages. Approximately 85 percent of U.S. patients have resumed therapy, and a similar percentage is estimated worldwide.

To more consistently manage the resupply of Cerezyme to patients in approximately 100 countries and reduce the interruptions in shipping that occur in the absence of inventory, Genzyme will work to immediately build a small inventory buffer. This buffer will allow a more predictable schedule for Cerezyme delivery through the remainder of 2010 and help avoid the challenges many physicians and patients have experienced in scheduling infusions. To build this inventory buffer, the company will ship 50 percent of demand for an eight-week period beginning the week of February 22, 2010. Genzyme is working closely with physicians and patient organizations to manage this temporary initiative.

The company is working to increase the productivity of the Fabrazyme manufacturing process, which has performed at the low end of the historical range since the re-start of production. The combination of reduced productivity, the additional time needed to reestablish fill-finish operations for Fabrazyme at the Allston facility, and the need to build a small inventory buffer has led Genzyme to extend the current 30 percent supply allocation through April and May.

Genzyme has developed a new working cell bank and production is underway at the 2000-liter scale. Pending regulatory approval, output from this process is expected starting in June. If this change is successful, Genzyme anticipates that sufficient supply will become available to enable higher dosing for patients on Fabrazyme. Genzyme will provide an update on this process by its Analyst Day in May.

A June 17 FDA PDUFA date has been confirmed for the marketing application for Lumizyme produced at the 4000 L scale. Genzyme in December reopened enrollment in the Alglucosidase Alfa Temporary Access Program (ATAP), a program which provides access to treatment for severely affected adults with Pompe disease prior to commercial approval of Lumizyme. The company is currently providing therapy free of charge to approximately 180 patients. The ATAP program will remain active until commercial approval of Lumizyme.

Making Changes to Support Growth

Genzyme continues to implement measures intended to fundamentally strengthen the company and support current and future growth:

  The company has hired two new senior leaders for its global product manufacturing and quality operations. Scott Canute, the former manufacturing head at Eli Lilly & Company and a respected leader in the field with more than 25 years of experience, will join Genzyme March 1 as President of Global Manufacturing and Corporate Operations. Ron Branning, who has more than 30 years of experience in biopharmaceutical manufacturing quality and regulatory compliance, including with Gilead and Genentech, recently joined as Senior Vice President of Global Product Quality.
  Genzyme last month adopted new long-term and short-term incentive compensation plans for senior executives intended to encourage decisions that will drive growth and shareholder value. The plans, which are effective beginning this year, include a broader set of corporate financial performance metrics that will be used to determine cash and equity bonus awards.
  The company also recently implemented changes at the board level to improve corporate governance, including strengthening the role of its lead independent director, Robert Carpenter, appointing new board member Robert Bertolini as Audit Committee Chair, and requiring that at least two-thirds of the board consist of independent members. Currently eight members of the nine-member board are independent.

Development Programs On-Track

Genzyme’s R&D pipeline includes several major late-stage programs:

  Genzyme last week announced two-year follow-up data from the phase 2 study of its investigational oral therapy for patients with Gaucher disease type 1, eliglustat tartrate (formerly Genz-112638). This therapy has the potential to transform the treatment experience for Gaucher patients by providing a daily oral capsule option instead of bi-weekly infusions lasting several hours or more. At the two-year timepoint, continued improvements were observed across all endpoints, including bone disease, compared with baseline. Genzyme has begun enrollment in two global, multi-center, phase 3 trials of eliglustat tartrate.
  Genzyme and Isis Pharmaceuticals Inc. last week reported positive results from the second phase 3 study of mipomersen, in heterozygous familial hypercholesterolemia (FH). The study met its primary endpoint with a 28 percent reduction in LDL-cholesterol. Strong phase 3 results in homozygous FH were presented at the American Heart Association meeting in November. The companies expect data from two additional phase 3 studies in mid-2010; one involves patients with severe hypercholesterolemia and the other includes hypercholesterolemic patients at high risk for coronary heart disease.
  Enrollment was completed ahead of schedule in 2009 in the two phase 3 studies of alemtuzumab in multiple sclerosis, which holds the potential to fundamentally change the standard-of-care for this disease, based on four-year data from the phase 2 study. This program is Genzyme’s largest development effort. Phase 3 results are expected next year.
  Genzyme is collaborating with PTC Therapeutics Inc. on ataluren, a novel oral therapy for the treatment of genetic disorders due to nonsense mutations. Results of a pivotal phase 2b trial of ataluren in Duchenne muscular dystrophy are anticipated during the first half of this year, a phase 3 trial in cystic fibrosis began enrolling patients last fall, and a phase 1 trial in hemophilia is underway.

About Genzyme

One of the world's leading biotechnology companies, Genzyme is dedicated to making a major positive impact on the lives of people with serious diseases. Since 1981, the company has grown from a small start-up to a diversified enterprise with more than 12,000 employees in locations spanning the globe and 2009 revenues of $4.5 billion.

With many established products and services helping patients in approximately 100 countries, Genzyme is a leader in the effort to develop and apply the most advanced technologies in the life sciences. The company's products and services are focused on rare inherited disorders, kidney disease, orthopaedics, cancer, transplant and immune disease, and diagnostic testing. Genzyme's commitment to innovation continues today with a substantial development program focused on these fields, as well as cardiovascular disease, neurodegenerative diseases, and other areas of unmet medical need.

Genzyme’s press releases and other company information are available at www.genzyme.com and by calling Genzyme’s investor information line at 1-800-905-4369 within the United States or 1-678-999-4572 outside the United States.

This press release contains forwarding-looking statements regarding Genzyme’s financial outlook and business plans including, without limitation: its financial guidance for 2010; its expectation that revenue and earnings will accelerate in the second half of 2010; its anticipated drivers of 2010 revenue growth; its expectation that it will be successful in creating a Cerezyme inventory buffer and that the buffer will allow for more predictable supply of product; its expectations regarding Fabrazyme supply and the new working cell bank; its expectation that eliglustat tartrate and alemtuzumab-MS have the potential to be transformative treatments; its plans to file for US and EU approval of mipomersen in the first half of 2011 and the possible scope of the indication sought; its expectation that phase 3 results for alemtuzumab in MS will be available in 2011 and will form the basis of a US marketing approval filing in 2012; and its expectation that results from a phase 2b study of ataluren in nm DMD will be available in the first half of 2010 and that the 2b trial will be pivotal. These statements are subject to risks and uncertainties that may cause actual results to differ materially. These risks and uncertainties include, among others: that Genzyme is unable to meet its 2010 financial guidance for any reason, including that the FDA does not approve Lumizyme on the expected timeframe or at all, that manufacturing productivity of Fabrazyme does not increase as anticipated, that the reliability of Cerezyme supply cannot be established as anticipated, that Fabrazyme and Cerezyme patients choose alternative treatments at a rate greater than expected, and that the costs to mitigate manufacturing issues are higher than forecasted; that production of Fabrazyme and Cerezyme does not continue as planned due to any reason, including bacterial or viral contamination, mechanical failures, cell growth at lower than expected levels, fill-finish inefficiencies, or regulatory issues; that Genzyme cannot obtain and maintain regulatory approvals for its products and manufacturing facilities, including its Allston manufacturing facility; that Genzyme is not able to successfully complete clinical development and obtain regulatory approvals of its product candidates within anticipated timeframes and for anticipated indications, including aliglustat tartrate, alemtuzumab-MS, mipomersen, and ataluren for any reason, including lower than anticipated trial enrollment rates, unfavorable trial results and safety profiles that reduce the potential target population; that Genzyme cannot effectively compete against alternative treatments and maintain or grow market share for its products; that the estimates of the size and characteristics of the markets to be addressed by Genzyme’s product candidates are not accurate; that reimbursement for products is unavailable or is available at lower levels than anticipated; and the risks and uncertainties described in Genzyme's SEC reports filed under the Securities Exchange Act of 1934, including the factors discussed under the caption "Risk Factors" in Genzyme's Quarterly Report on Form 10-Q for the quarter ended September 30, 2009. Genzyme cautions investors not to place substantial reliance on the forward-looking statements contained in this press release. These statements speak only as of February 16, 2010 and Genzyme undertakes no obligation to update or revise them.

Genzyme®, Cerezyme®, Fabrazyme®, Myozyme®, Synvisc®, Synvisc-One®, Renvela®, Renagel®, Mozobil® and Thymoglobulin® are registered trademarks and Lumizyme™ is a trademark of Genzyme Corporation or its subsidiaries. Fludara® and Leukine® are registered trademarks licensed to Genzyme Corporation.

Conference Call Information

Genzyme will host a conference call today at 11 a.m. Eastern. To participate in the call, please dial 773-799-3828 and refer to pass code “Genzyme.” A replay of this call will be available by dialing 203-369-0261. This call will also be Webcast live on the investor events section of www.genzyme.com. Replays of the call and the Webcast will be available until midnight on February 24, 2010.

Upcoming Events

On April 21, 2010, Genzyme will report its financial results for the first quarter of 2010. There will be a conference call at 11:00 a.m. Eastern. To participate in the call, please dial 773-799-3828 and refer to pass code “Genzyme.” A replay of this call will be available by dialing 203-369-0536. This call will also be Webcast live on the investor events section of www.genzyme.com. Replays of the call and the Webcast will be available until midnight on April 28, 2010.

GENZYME CORPORATION (GENZ)
Consolidated Statements of Operations	Three Months Ended		Year Ended
(Unaudited, amounts in thousands, except per share amounts)	December 31,		December 31,
	2009	2008	2009	2008

Total revenues	$1,080,630	$1,173,560	$4,515,525	$4,605,039

Operating costs and expenses:
Cost of products and services sold	380,334	290,711	1,386,076	1,148,562
Selling, general and administrative	389,160	341,329	1,428,596	1,338,190
Research and development	228,535	358,430	865,257	1,308,330
Amortization of intangibles	73,482	59,884	266,305	226,442
Charge for impaired assets	-	2,036	-	2,036
Contingent consideration expense	28,297	-	65,584	-
Total operating costs and expenses	1,099,808	1,052,390	4,011,818	4,023,560
Operating income (loss)	(19,178)	121,170	503,707	581,479

Other income (expenses):
Gain (loss) on investments in equity securities, net	1,276	861	(56)	(3,340)
Gain on acquisition of business	-	-	24,159	-
Other	700	(383)	(1,719)	557
Investment income	3,604	11,245	17,642	51,260
Interest expense	-	(822)	-	(4,418)
Total other income (expenses)	5,580	10,901	40,026	44,059
Income (loss) before income taxes	(13,598)	132,071	543,733	625,538
(Provision for) benefit from income taxes	36,843	(45,421)	(121,433)	(204,457)
Net income	$23,245	$86,650	$422,300	$421,081

Net income per share:
Basic	$0.09	$0.32	$1.57	$1.57

Diluted (1)	$0.09	$0.31	$1.54	$1.50

Weighted average shares outstanding:
Basic	265,596	270,658	268,841	268,490

Diluted (1)	270,241	284,338	274,071	285,595

All amounts herein are presented in accordance with GAAP and are provided for quantitative analysis only and should be read in conjunction with the text of the Earnings Release. Please refer to our Form 10-Q's and Form 10-K's for an in-depth discussion and analysis of our results of operations and financial position and for detailed information regarding specific material transactions in a particular period.

In addition, we believe that certain Non-GAAP financial measures, when considered together with the GAAP figures, can enhance the overall understanding of the company's past financial performance and its prospects for the future. Please refer to our GAAP to Non-GAAP Reconciliations attached to the Earnings Releases for the above respective periods, which are filed as 8-K's with the Securities and Exchange Commission at www.sec.gov. The Non-GAAP financial measures are provided with the intent of providing investors with a more complete understanding of the trends underlying our operating results and financial position and are among the primary indicators management uses for planning and forecasting purposes and measuring the company's performance.

(1)			Prior to January 1, 2009, in accordance with EITF 04-8, the shares issuable upon conversion of our $690.0 million in principal of 1.25% convertible senior notes were included in diluted weighted average shares outstanding for purposes of computing diluted earnings per share, unless the effect was anti-dilutive. Accordingly, interest and debt fees related to these notes of $1.3 million and $6.9 million, net of tax, for the three months ended and the year ended December 31, 2008, respectively, have been added back to net income. Approximately 6.4 million shares and 8.9 million shares issuable upon conversion of these notes prior to redemption have been included in diluted weighted average shares outstanding for the three months ended and the year ended December 31, 2008, respectively. There are no similar adjustments to the computation of diluted earnings per share for the three months ended and year ended December 31, 2009, because the notes were redeemed, primarily for cash, on December 1, 2008.

GENZYME CORPORATION (GENZ)
Condensed Consolidated Balance Sheets			December 31,	December 31,
(Unaudited, amounts in thousands)			2009	2008

Cash and all marketable securities			$1,049,700	$973,691
Other current assets			1,934,223	1,886,522
Property, plant and equipment, net			2,809,349	2,306,567
Intangibles, net			3,716,625	3,055,772
Other noncurrent assets			550,827	448,724
Total assets			$10,060,724	$8,671,276

Current liabilities			$1,080,130	$914,283
Noncurrent liabilities			1,296,942	451,000
Stockholders' equity			7,683,652	7,305,993
Total liabilities and stockholders' equity			$10,060,724	$8,671,276

Genzyme Corporation (GENZ)
Analyst Schedule
(Unaudited, amounts in thousands, except percentage amounts)
							Q4-09
							vs.
							Q4-08
	Q3-08	Q4-08	Q1-09	Q2-09	Q3-09	Q4-09	% B/(W)	FY 2007	FY 2008	YTD 12/31/09
Total revenues:
Genetic Diseases
Cerezyme	$309,280	$306,034	$295,970	$298,087	$93,599	$105,368	(66%)	$1,133,153	$1,238,977	$793,024
Fabrazyme	125,619	125,558	122,201	134,302	115,161	58,026	(54%)	424,284	494,260	429,690
Myozyme	76,663	74,967	67,392	79,273	85,980	91,900	23%	200,728	296,176	324,545
Aldurazyme	38,236	37,579	36,837	39,190	40,331	38,707	3%	-	151,664	155,065
Other Genetic Diseases	11,367	14,039	14,650	17,301	19,217	21,052	50%	8,314	45,615	72,220
Total Genetic Diseases product and service revenue	561,165	558,177	537,050	568,153	354,288	315,053	(44%)	1,766,479	2,226,692	1,774,544
R&D Revenue	-	-	-	-	-	-		1,059	-	-
Total Genetic Diseases	561,165	558,177	537,050	568,153	354,288	315,053	(44%)	1,767,538	2,226,692	1,774,544

Cardiometabolic and Renal
Renagel and Renvela (including Sevelamer)	170,992	169,476	170,599	175,398	181,702	178,890	6%	602,670	677,729	706,589
Hectorol	33,825	34,400	33,030	28,981	36,869	31,877	(7%)	115,708	128,153	130,757
Subtotal	204,817	203,876	203,629	204,379	218,571	210,767	3%	718,378	805,882	837,346
Thyrogen	38,153	37,062	38,826	42,860	41,691	47,267	28%	113,587	148,448	170,644
Other Cardiometabolic and Renal	573	496	494	753	742	1,027	107%	103	1,653	3,016
Total Cardiometabolic and Renal product and service revenue	243,543	241,434	242,949	247,992	261,004	259,061	7%	832,068	955,983	1,011,006
R&D revenue	56	27	13	8	156	155	474%	1,200	200	332
Total Cardiometabolic and Renal	243,599	241,461	242,962	248,000	261,160	259,216	7%	833,268	956,183	1,011,338

Biosurgery
Synvisc	67,513	68,512	63,171	82,417	87,526	95,419	39%	242,319	263,094	328,533
Sepra products	33,001	35,278	34,304	36,038	37,831	40,365	14%	104,318	133,663	148,538
Other Biosurgery	21,787	20,908	21,485	20,002	19,643	21,121	1%	74,673	91,698	82,251
Total Biosurgery product and service revenue	122,301	124,698	118,960	138,457	145,000	156,905	26%	421,310	488,455	559,322
R&D revenue	661	563	562	870	647	414	(26%)	5,337	2,645	2,493
Total Biosurgery	122,962	125,261	119,522	139,327	145,647	157,319	26%	426,647	491,100	561,815

Hematologic Oncology
Total Hematologic Oncology product and service revenue	26,328	27,437	34,423	55,078	87,982	108,117	294%	69,927	102,899	285,600
R&D revenue	7,726	15,104	8,775	5,918	7	134	(99%)	18,601	36,148	14,834
Total Hematologic Oncology	34,054	42,541	43,198	60,996	87,989	108,251	154%	88,528	139,047	300,434

Other
Genetic/Diagnostics product and service revenue	121,163	124,840	129,194	132,955	133,748	142,340	14%	410,917	477,614	538,237
Transplant product and service revenue	47,784	50,723	52,666	56,060	55,604	60,623	20%	174,826	192,200	224,953
Other product and service revenue	28,598	30,252	23,501	22,423	18,496	37,101	23%	108,577	119,155	101,521
Total Other product and service revenue	197,545	205,815	205,361	211,438	207,848	240,064	17%	694,320	788,969	864,711
R&D revenue	959	305	778	596	582	727	138%	3,218	3,048	2,683
Total Other	198,504	206,120	206,139	212,034	208,430	240,791	17%	697,538	792,017	867,394

Total revenues	$1,160,284	$1,173,560	$1,148,871	$1,228,510	$1,057,514	$1,080,630	(8%)	$3,813,519	$4,605,039	$4,515,525

All amounts herein are presented in accordance with GAAP and are provided for quantitative analysis only and should be read in conjunction with the text of the Earnings Release and our audited financial statements filed with the Securities and Exchange Commission. Please refer to our Form 10-Q's and Form 10-K's for an in-depth discussion and analysis of our results of operations and financial position and for detailed information regarding specific material transactions in a particular period.

GENZYME CORPORATION
RECONCILIATION OF GAAP TO NON-GAAP EARNINGS
For the Year Ended December 31, 2009
(Amounts in thousands, except percentage and per share data)

							OTHER DISCRETE ITEMS
							(included in GAAP and Non-GAAP results)

		GAAP As Reported	Bayer Acquisition Related (2)	FAS 123R Expense		NON-GAAP (1)	Manufacturing Related	Technology Purchase	Q2 Inventory Fair Value Step-up (2)
Income Statement Classification:

Total revenues		$4,515,525				$4,515,525

Cost of products and services sold		$(1,386,076)	$36,822	$32,314		$(1,316,940)	$76,398		$6,639
Gross margin	69%	$3,129,449	$36,822	$32,314	71%	$3,198,585	$76,398		$6,639

Selling, general and administrative		$(1,428,596)		$110,410		$(1,318,186)

Research and development		$(865,257)		$61,391		$(803,866)		$25,180

Amortization of intangibles		$(266,305)				$(266,305)

Contingent consideration expense		$(65,584)	$65,584			$-

Gains (losses) on investments in equity securities		$(56)				$(56)

Gain on acquisition of business		$24,159	$(24,159)			$-

Other		$(1,719)				$(1,719)	$1,484

Investment income		$17,642				$17,642

Interest expense		$-				$-

Summary:

Income (loss) before income taxes		$543,733	$78,247	$204,115		$826,095	$77,882	$25,180	$6,639

(Provision for) benefit from income taxes	22%	$(121,433)	$(29,739)	$(53,434)	25%	$(204,606)	$(17,956)	$(8,118)	$(1,302)

Net income (loss)		$422,300	$48,508	$150,681		$621,489	$59,926	$17,062	$5,337

Net income (loss) per share:
Basic		$1.57	$0.18	$0.56		$2.31	$0.22	$0.06	$0.02

Diluted		$1.54	$0.18	$0.55		$2.27	$0.22	$0.06	$0.02

Weighted average shares outstanding:
Basic		268,841	268,841	268,841		268,841

Diluted		274,071	274,071	274,071		274,071

Notes:

(1) Represents the Non-GAAP results of operations for Genzyme Corporation for the year ended December 31, 2009. We believe that certain Non-GAAP financial measures, when considered together with the GAAP figures, can enhance the overall understanding of the company's past financial performance and its prospects for the future. The Non-GAAP financial measures are included with the intent of providing investors with a more complete understanding of the trends underlying our operating results and financial position and are among the primary indicators management uses for planning and forecasting purposes and measuring the company's performance. Such Non-GAAP financial measures should not be considered in isolation or used as a substitute for GAAP. Earnings per share are calculated as net income (loss) divided by weighted average shares outstanding. Therefore, earnings per share may not add across due to rounding.

(2) "Bayer Acquisition Related" includes the gain on acquisition, contingent consideration expense and, beginning with Q3 2009, the inventory fair value step-up associated with our acquisition from Bayer. The initial inventory fair value step-up in Q2 for the Bayer transaction was presented as "Other Discrete Items".

GENZYME CORPORATION
RECONCILIATION OF GAAP TO NON-GAAP EARNINGS
For the Three Months Ended December 31, 2009
(Amounts in thousands, except percentage and per share data)

							OTHER DISCRETE ITEMS
							(included in GAAP and Non-GAAP results)
			Bayer
		GAAP	Acquisition	FAS 123R			Manufacturing
		As Reported	Related (2)	Expense		NON-GAAP (1)	Related
Income Statement Classification:

Total revenues		$1,080,630				$1,080,630

Cost of products and services sold		$(380,334)	$19,082	$9,935		$(351,317)	$20,937
Gross margin	65%	$700,296	$19,082	$9,935	67%	$729,313	$20,937

Selling, general and administrative		$(389,160)		$24,109		$(365,051)

Research and development		$(228,535)		$14,017		$(214,518)

Amortization of intangibles		$(73,482)				$(73,482)

Contingent consideration expense		$(28,297)	$28,297			$-

Gains (losses) on investments in equity securities		$1,276				$1,276

Other		$700				$700

Investment income		$3,604				$3,604

Interest expense		$-				$-

Summary:

Income (loss) before income taxes		$(13,598)	$47,379	$48,061		$81,842	$20,937

(Provision for) benefit from income taxes		$36,843	$(22,189)	$(13,002)		$1,652	$(5,694)

Net income (loss)		$23,245	$25,190	$35,059		$83,494	$15,243

Net income (loss) per share:
Basic		$0.09	$0.09	$0.13		$0.31	$0.06

Diluted		$0.09	$0.09	$0.13		$0.31	$0.06

Weighted average shares outstanding:
Basic		265,596	265,596	265,596		265,596	265,596

Diluted		270,241	270,241	270,241		270,241	270,241

Notes:

(1) Represents the Non-GAAP results of operations for Genzyme Corporation for the three months ended December 31, 2009. We believe that certain Non-GAAP financial measures, when considered together with the GAAP figures, can enhance the overall understanding of the company's past financial performance and its prospects for the future. The Non-GAAP financial measures are included with the intent of providing investors with a more complete understanding of the trends underlying our operating results and financial position and are among the primary indicators management uses for planning and forecasting purposes and measuring the company's performance. Such Non-GAAP financial measures should not be considered in isolation or used as a substitute for GAAP. Earnings per share are calculated as net income (loss) divided by weighted average shares outstanding. Therefore, earnings per share may not add across due to rounding.

(2) "Bayer Acquisition Related" includes contingent consideration expense and, beginning with Q3 2009, the inventory fair value step-up associated with our acquisition from Bayer.

Genzyme 2010 Guidance
($ in millions, except percentages and per share amounts)

		2010 Guidance Ranges
	2009 Act	Low End		High end
Revenue:
Cerezyme	$793	$980	-	$1,037
Fabrazyme	$430	$360	-	$380
Myozyme	$325	$470	-	$500
Total Genetic Disease	$1,775	$2,080	-	$2,185

Synvisc/Synvisc One	$329	$430	-	$450
Total Biosurgery	$562	$690	-	$710

Renagel/Renvela	$707	$740	-	$770
Total Cardiometabolic and Renal	$1,011	$1,095	-	$1,135

Total Hematologic Oncology (Incl. Thymo)	$525	$775	-	$810

Genetics	$371	$405	-	$415
Total Other	$642	$680	-	$690

FX Impact	$0	($90)

TOTAL REVENUE	$4,515	$5,230	-	$5,530

GROSS MARGIN (1)(2)	71%	71%	-	73%

SG&A (1)(2)	$1,318	$1,510	-	$1,540
R&D (1)(2)	$804	$945	-	$960
Amortization	$266	$320	-	$320
Synvisc Amortization	$53	$78	-	$78
Bayer Transaction Amortization	$35	$60	-	$60

Tax Rate (1)(2)	25%	27%		28%

GENZ NON-GAAP EPS (1)(2)	$2.27	$2.80	-	$3.20

WTD Average Diluted Shares O/S	274	272	-	274

Capital Expenditures				$600

Diluted EPS Impact of Acquisition and Stock-Based Compensation Expenses		$0.90	-	$0.93

This financial guidance, which is provided as part of a press release dated February 17, 2010, is subject to all of the qualifications and limitations described therein. Actual results may differ from these forward-looking statements due to the numerous factors described in the press release.

(1)2009 and 2010 Non-GAAP figures exclude the impact of acquisition related expenses and FAS123R, stock compensation expense.

(2)2009 Non-GAAP figures are reconciled on the 2009 "Genzyme Corporation Reconciliation of GAAP to Non-GAAP Earnings" schedule found on the guidance and reconciliation page within the investors section at www.genzyme.com

Genzyme 2010 Guidance
GAAP to Non-GAAP Reconciliations
($ in millions, except percentages and per share amounts)

Projected product gross margin GAAP to non-GAAP	2/17/2010
reconciliation:
GAAP projected product gross margin	70% - 72%
Bayer acquisition related - Inventory step up	1% - 1%
Non-GAAP projected product gross margin**	71% - 73%

Projected selling, general and administrative expenses GAAP to non-
GAAP reconciliation:
GAAP projected selling, general and administrative expenses	$1,610 - $1,650
Stock-based compensation expenses	$100 - $110
Non-GAAP projected selling, general and administrative expenses	$1,510 - $1,540

Projected research and development expenses GAAP to non-GAAP reconciliation:
GAAP projected research and development expenses	$995 - $1,015
Stock-based compensation expenses	$50 - $55
Non-GAAP projected research and development expenses	$945 - $960

Projected diluted EPS impact of acquisition and stock-
based compensation expenses:
Bayer acquisition related - Inventory step up	$0.11 - $0.11
Bayer acquisition-related contingent consideration expense	$0.29 - $0.29
Stock-based compensation expenses	$0.50 - $0.53
Projected diluted EPS impact of acquisition and stock-based compensation expenses	$0.90 - $0.93

** Stock-based compensation expenses have a less than one percent impact on non-GAAP product gross margin.

This financial guidance, which is provided as part of a press release dated February 17, 2010, is subject to all of the qualifications and limitations described therein. Actual results may differ from these forward-looking statements due to the numerous factors described in the press release.

CONTACT:
Genzyme Corp.
Media Contact:
Erin Emlock, 617-768-6923
or
Investor Contact:
Patrick Flanigan, 617-768-6563